Baldwin & Lyons, Inc.
Protective Insurance Company
Sagamore Insurance Company
B & L Insurance, Ltd. (Bermuda)

1099 North Meridian Street
Indianapolis, IN 46204
(317) 636-9800

Subj: Baldwin & Lyons, Inc.	October 29, 2009
Unaudited Third Quarter Financial Statements	Press Contact: G. Patrick Corydon
(317) 636-9800
corydon@baldwinandlyons.com

BALDWIN & LYONS ANNOUNCES RESULTS FOR QUARTER AND NINE MONTHS

Indianapolis, Indiana, October 29, 2009—Baldwin & Lyons, Inc. (NASDAQ: BWINA, BWINB) today announced net income for the quarter of $14.3 million or $.97 per share, which is the best third quarter net income in the company’s history.  This compares to a net loss of $.48 per share for the year earlier period.  Operating income, defined as net income before investment gains and losses, was $4.3 million for the quarter, or $.29 per share, as compared to $.21 per share for the third quarter of 2008.  Investment gains, which include the quarterly change in value for limited partnership investments owned by the Company, were aided by the continuing recovery of global equity markets during the quarter, adding $.68 per share to this quarter’s net income.  Investment losses of $.69 per share were recorded in the third quarter of 2008.

For the first nine months of 2009, net income of $33.9 million or $2.30 per share, represents record nine month net income and compares to a net loss of $5.6 million or $.37 per share, in the 2008 period.  Operating income for the current year increased to $1.12 per share from $1.03 per share in 2008.  Income from investments, principally changes in value of limited partnership investments, improved from a loss of $1.40 per share in the 2008 period to a gain of $1.18 per share this year.

Premiums written by the Company’s insurance subsidiaries for the current quarter increased 17% overall when compared to the prior year and have increased 8% for the nine months.  The quarterly increase includes the impact of new products as well as higher premium volume from traditional products, principally private passenger automobile.  The increased year-to-date premium volume is similarly concentrated in private passenger automobile and new products.

Net premium earned increased 3% to $45.1 million for the third quarter of 2009.  For the nine months, earned premium decreased 4% to $130.3 million.  The changes in net premium earned, compared to premium written, reflect both the time lag between premium written and earned as well as the increased utilization of reinsurance on certain products.

The company’s quarterly consolidated combined ratio was 94.7%, producing an underwriting gain of $2.4 million, compared to last year’s underwriting loss of $1.2 million on a quarterly consolidated combined ratio of 102.7%.  For the nine months, the consolidated combined ratio was 91.2%, producing underwriting profits of $11.5 million, compared to last year’s combined ratio of 95.6% and underwriting profits of $6.0 million.

Investment income decreased 26% for the current year third quarter, equal to $.07 per share.  For the nine months, investment income was down 22% or $.13 a share.  The 2009 periods reflect dramatically lower available interest rates, particularly for short-term investments.

Shareholders’ equity increased $18.5 million in the third quarter, including a $7.2 million increase in unrealized gains as the financial markets continued to recover.  Book value increased $1.26 per share (5.4%) as a result of the higher earnings and changes in unrealized gains.  For the nine months, shareholders’ equity has increased $34.3 million, or $2.41 per share (10.8%), with book value at September 30, 2009 equaling $24.73 per share.

Conference Call Information:

Baldwin & Lyons, Inc. has scheduled a conference call for Thursday, October 29, 2009 at 11:00 AM ET (New York time) to discuss results for the third quarter ended September 30, 2009.

To participate via teleconference, investors may dial 1-866-816-1982 (U.S./Canada) or 1-913-312-0709 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through November 5, 2009 by calling 1-888-203-1112 or 1-719-457-0820 and referencing passcode 3961564.

The conference call will also be webcast.  Interested parties may access the webcast through a link on the top of the Corporate Profile page on the investor relations section of our web site at www.baldwinandlyons.com.   To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until October 29, 2010.

Also available on the investor relations section of our web site are complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

Financial Highlights (unaudited)
Baldwin & Lyons, Inc. and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2009	2008	2009	2008

Operating revenue	$50,055	$48,970	$145,123	$151,768
Net investment gains (losses)	15,441	(15,965)	26,703	(32,500)

Total revenue	$65,496	$33,005	$171,826	$119,268

Operating income	$4,303	$3,107	$16,549	$15,554
Net investment gains (losses),
net of federal income taxes	10,037	(10,377)	17,357	(21,125)

Net income (loss)	$14,340	$(7,270)	$33,906	$(5,571)

Per share data - diluted:
Average number of shares	14,734	15,012	14,744	15,147

Operating income	$.29	$.21	$1.12	$1.03
Net investment gains (losses)	.68	(.69)	1.18	(1.40)

Net income (loss)	$.97	$(.48)	$2.30	$(.37)

Dividends paid to shareholders	$.25	$.25	$.75	$.75

Annualized return on average
shareholders' equity:
Operating income	5.2%	3.8%	6.8%	6.2%

Net income	17.5%	-8.9%	14.0%	-2.2%

Consolidated combined ratio of
insurance subsidiaries (GAAP basis):
Without fee income	94.7%	102.7%	91.2%	95.6%
Including fee income	92.9%	101.4%	89.7%	94.1%

Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.